Exhibit 99.1

EFI

NEWS FROM EQUIFIN, INC.

FOR IMMEDIATE RELEASE

AMERICAN STOCK EXCHANGE TO MOVE FOR

DELISTING OF EQUIFIN’S COMMON STOCK

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SPRING LAKE, NEW JERSEY, July 8, 2004 - -  At the close of business on July 7, 2004, the American Stock Exchange (AMEX) notified EquiFin, Inc. (the “Company”) (AMEX:II) that it intends to make application to the Securities and Exchange Commission to strike EquiFin’s common stock from listing and trading on the AMEX.  The delisting application will be made as a result of the Company’s inability to comply, at June 30, 2004, with the AMEX’s continued listing standards set forth in Sections 1003 (a) (ii) – (iv) of the AMEX Company Guide due to (i) it’s stockholder’s equity being less than $4 million and having sustained losses from continuing operations and/or net losses in three of its most recent fiscal years, (ii) it’s stockholder’s equity being less than $6 million while having sustained losses in its five most recent fiscal years, and (iii) the existence of circumstances that make it questionable to the AMEX as to whether the Company will be able to continue its current operations and meet ongoing obligations.

The Company has the right to appeal AMEX’s decision to delist it’s common stock from trading on the Exchange, but at this time it has no reason, or intention, to do so.  If the Company makes no application to appeal this AMEX decision, the trading of EquiFin’s common stock on AMEX will cease on July 14, 2004.

The Company intends to make application to NASDAQ for the trading of it’s common stock in the over-the-counter bulletin board market.

For more information, contact Mr. Craig at the Company (732)282-1411.

Except for the historical information contained herein, this press release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company to be materially different from any future results.  In addition to other factors that may be discussed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement made by the Company:  (i) general economic and business conditions; (ii) the loss, insolvency or failure to pay its debts by a significant customer or customers; (iii) the maturing of debt and the ability of the Company to raise capital to repay or refinance such debt on favorable terms; and (iv) the success or failure of the Company’s efforts to implement its business strategy with respect to credit accommodations, which could depend upon, among other factors, the availability of capital on favorable terms toward the Company and the effects of economic conditions on the Company’s borrowers and the capital markets.